EXHIBIT 99.1

Accelerate Diagnostics Announces Preliminary Fourth Quarter and Full-Year 2019

Financial Results

TUCSON, Ariz., Jan. 13, 2020 /PRNewswire/ -- Accelerate Diagnostics, Inc. (NASDAQ: AXDX), today announced preliminary financial results for the quarter and year ending December 31, 2019. Highlights for the fourth quarter and full-year 2019 are presented below.

2019 Fourth Quarter and Full-Year Financial Highlights

•	Commercially contracted instruments were 137 in the fourth quarter and 304 for full-year 2019 Total revenue for the fourth quarter is expected to be approximately $3.5 million, compared to $1.8 million in the fourth quarter of 2018. For full-year 2019, total revenue is expected to be $9.3 million, compared to $5.7 million for full-year 2018.
•	Gross margin is expected to be roughly 50% for full-year 2019
•	Net cash used is expected to be approximately $58 million for full-year 2019, resulting in cash on hand of $109 million

Jack Phillips, incoming Chief Executive Officer of Accelerate Diagnostics, Inc, commented, "We are pleased with our overall placement trajectory after doubling our contracted Phenos in 2019 and we remain confident in our outlook for continued strong adoption in 2020. However, our revenue in the fourth quarter fell short of our expectations due to continued delays of multi-site contracted customers going clinically live and beginning to generate consumable revenue. A top near-term priority is successfully implementing our now-reengineered go- live process and ensuring that our customers are able to bring this life-saving technology to their patients as quickly as possible upon adoption of the Pheno."

Preliminary results are based on initial analysis of operations for the fourth quarter 2019 and are subject to further review by the company and its external auditors. Full audited financial results for the fourth quarter and full-year 2019 will be filed in late February on Form 10-K through the Securities and Exchange Commission's (SEC) website at http://www.sec.gov. Investors are cautioned not to place undue reliance on these preliminary and unaudited estimates in the event of material changes.

Management will present at the 38th Annual J.P. Morgan Healthcare Conference to be held at The Westin St. Francis hotel in San Francisco, CA on Wednesday, January 15 at 11:30 a.m. Pacific Time. A live webcast of the presentation may be accessed at the company's website at http://ir.axdx.com

About Accelerate Diagnostics, Inc.

Accelerate Diagnostics, Inc. is an in vitro diagnostics company dedicated to providing solutions for the global challenges of antibiotic resistance and sepsis. The Accelerate Pheno® system and Accelerate PhenoTest® BC kit combine several technologies aimed at reducing the time clinicians must wait to determine the most optimal antibiotic therapy for deadly infections. The FDA-cleared system and kit fully automate the sample preparation steps, enabling phenotypic antibiotic susceptibility results in about 7 hours direct from positive blood cultures. Recent external studies indicate the solution offers results 1-2 days faster than existing methods, enabling clinicians to optimize antibiotic selection and dosage specific to the individual patient, days earlier.

The “ACCELERATE DIAGNOSTICS” and “ACCELERATE PHENO” and “ACCELERATE PHENOTEST” and diamond shaped logos and marks are registered trademarks of Accelerate Diagnostics, Inc.

For more information about the company, its products and technology, or recent publications, visit axdx.com.

Forward-Looking Statements

This press release contains forward-looking statements, which are subject to risks and uncertainties, including those described in our periodic reports and other filings with the U.S. Securities and Exchange Commission (the "SEC"). Examples of forward-looking statements include our estimates of the fourth quarter and full-year 2019 financial results, the overall placement trajectory and adoption trends for 2020, and the success of our re- engineered go-live process. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Anticipated results only reflect information available to us at this time and may differ from actual results. Information about the risks and uncertainties faced by Accelerate Diagnostics is contained in the section captioned “Risk Factors” in the company's most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 1, 2019, and in any other reports that we file with the Securities and Exchange Commission from time to time. Except as required by federal securities laws, we undertake no obligation to update or revise these forward-looking statements to reflect new events, uncertainties or other contingencies.

SOURCE Accelerate Diagnostics, Inc.

For further information: Investors May Contact: Laura Pierson, Accelerate Diagnostics, Inc., +1 520 365-3100, investors@axdx.com; Reporters May Contact: Andrew Chasteen, Accelerate Diagnostics, Inc., +1 520 365- 3100, achasteen@axdx.com